EXHIBIT 99.1

EQUATOR Beverage Company Reports

November 2023 Results

Friday, 01 December 2023 00:25

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JERSEY CITY, NJ / ACCESSWIRE / December 1, 2023 / EQUATOR Beverage Company (OTCQB:MOJO) reports its results of operations for the month ended November 30, 2023.

Highlights include:

♦	November 2023 Net Revenue was $187,521, up from $112,342 for the same period last year. This was a $75,179 increase or 67%.
♦

November 2023 Gross Margin was $88,207, up from $38,484 for the same period last year. This was a $49,723 increase or 129%. November 2023 Gross Margin Percentage was 47%, up from 34% for the same period last year.

♦	November 2023 Taxable Income was $24,508, up from a Net Loss of $12,835 for the same period last year. This was a $37,342 increase or 291%.
♦	The trailing 12-month revenue for 2023 was $2,268,050 compared to trailing 12-month revenue for 2022 of $1,847,325. This was a $420,725 increase or 23%.

During November EQUATOR repurchased 21,250 shares of its common stock. The total shares repurchased in 2023 is 401,269 shares.

EQUATOR applied for DTC FAST clearing in early November. We expect to have approval in the next few days. DTC FAST will allow Brokerage Firms to settle trades electronically immediately. It will also provide EQUATOR with many trading reports that will give the Company visibility of trading activity on the buy and sell side.

EQUATOR continues to seek opportunities to repurchase shares of its common stock that are restricted from sale or publicly traded. Please call EQUATOR at 929 264 7944 if you would like to sell your shares.

For additional information contact:

Glenn Simpson CEO

EQUATOR Beverage Company

917 574 1690

Symbol Ticker: MOJO

Website: www.equatorbeverage.com

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended and such section 21E of the Securities Act of 1934, amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward- looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risk.

SOURCE: Equator Beverage Company

Topic: Earnings